SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 15, 2022

Touchpoint Group Holdings, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	001-36530	46-3561419
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

4300 Biscayne Blvd, Suite 203, Miami, Florida 33137

(Address of Principal Executive Offices)

(305) 420 6640

(Issuer Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement

On August 15, 2022, we agreed to issue to Mark White 500,000 shares of our newly created Series C Convertible Preferred Stock in consideration of the forgiveness by Mr. White of $500,000 due from the Company for unpaid salary and an outstanding loan previously made to the Company; and to issue to Martin Ward 100,000 shares of our Series C Convertible Preferred Stock in consideration of the forgiveness by Mr. Ward of $100,000 in unpaid salary due from the Company. The rights and preferences of our Series C Convertible Preferred Stock are described in Item 5.03 of this Report on Form 8-K and a copy of the Certificate of Designation setting forth the rights and preferences of our Series A Convertible Preferred Stock is annexed hereto as Item 3.01.

Item 3.02 Unregistered Sales of Equity Securities

See the discussion under Item 1.01 regarding the issuance of shares of our Series C Convertible Preferred Stock as described therein

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 16, 2022, the Company filed a certificate of designation authorizing the issuance of 600,000 shares of Series C Convertible Preferred Stock with the Office of the Secretary of State of Delaware. The certificate of designation was corrected in certain respects by a certificate of correction subsequently filed with the Office of the Secretary of State of Delaware. References herein to the certificate of designation refer the certificate of designation as corrected.

The following is a summary of the powers, preferences, rights, qualifications and limitations of the Series C Convertible Preferred Stock. This summary is qualified in its entirety by reference to the certificate of designation authorizing the issuance of the Series C Convertible Preferred Stock and the certificate of correction thereto filed as Exhibits 3.01 and 3.02 to this report.

Stated Value: each share of Series C Convertible Preferred Stock (the “Series C Preferred”) has a stated value of $1.00 per share.

Dividends:  Holders of the Series C Preferred shall have the right to receive annual dividends on the Series C Preferred at the rate of 7% per annum of the Stated Value of the Series C Preferred. Dividends from the date of issuance and be paid annually, with the first payment date being January 1, 2024. Dividends may be paid in cash or at the election of the Company and the consent of the Holder shares of common stock valued at the fair market value of the common stock as of the five days preceding the dividend payment date.

Liquidation preference:  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, holders of Series C Preferred are entitled to be paid out of the Company’s assets legally available for distribution to stockholders, after payment of or provision for the Company’s debts and other liabilities, a liquidation preference equal to the Stated Value plus any accrued but unpaid dividends.

Conversion at Option of Holder:  Holders of Series C Preferred may elect at any time to convert each Series C Preferred Share into such number of shares of common stock as is equal to the Stated Value divided by $0.0015.  The conversion rate is subject to certain anti-dilution and other adjustments, including stock splits, distributions in respect of the common stock and in the event of certain fundamental transactions such as mergers and other business combinations.

Voting rights:  Holders of Series C Preferred will vote on an as-converted basis, together with holders of common stock, as a single class, on the election of directors and all other matters presented to stockholders, except for matters as to which under applicable law and the certificate of designation a class vote of the holders of the Series C Preferred is required, with the holders of the Series C Convertible Preferred Stock having eight votes for each share of common stock issuable upon conversion. Thus, as of the date hereof, the holders of the Series C Preferred Shares are entitled to 3,200,000,000 votes on all matters to be voted upon or acted upon by written consent by common stockholders.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.01	Certificate of Designation with respect to the Series C Convertible Preferred Stock

3.02	Certificate of Correction with respect to the Series C Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 24, 2022

TOUCHPOINT GROUP HOLDINGS, INC.

By:	/s/ Martin Ward
Name: Martin Ward
Title: Chief Financial Officer